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Exhibit 10.1

EMPLOYMENT AGREEMENT

    THIS AGREEMENT by and between NetBank, Inc., a Georgia corporation (the "Company"), and Douglas K. Freeman (the "Executive"), dated as of November 18, 2001 and effective as of the Effective Time (as defined in the Merger Agreement (the "Merger Agreement"), dated as of November 18, 2001, by and between the Company and Resource Bancshares Mortgage Group, Inc., a Delaware corporation ("RBMG").

W I T N E S S E T H

    WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

    NOW, THEREFORE, it is hereby agreed as follows:

    1.  TERM.  The Term of this Agreement shall commence as of the Effective Time and end on the third anniversary thereof. Commencing on the day following the Effective Time the Term shall be automatically extended on each day for one additional day, so that the Term shall remain a three-year term until either party gives written notice to the other that the automatic extensions shall cease, whereupon the Term shall expire on the day preceding the third anniversary of the date of delivery of such written notice. Notwithstanding the foregoing, in the event the Merger (as defined in the Merger Agreement) does not occur, this Agreement shall be void.

    2.  POSITION AND DUTIES.  (a)  During the Term, the Executive shall serve as the position set forth on Annex A hereto of the Company, with such duties and responsibilities as are set forth on Annex A hereto, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the reporting relationship set forth an Annex A hereto of the Company.

      (b)  During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

      (c)  The Executive shall be based primarily and reside in the general area of Atlanta, Georgia.

    3.  COMPENSATION. BASE SALARY.  (a) During the Term, the Executive shall receive an annual base salary ("Annual Base Salary") of an amount not less than his annual base salary from RBMG as in effect immediately before the Effective Time. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall be reviewed by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") for increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

      (b)  INCENTIVE COMPENSATION.  During the Term, the Executive shall participate in annual cash incentive compensation plans, as adopted and approved by the Board of Directors of the Company (the "Board") or the Compensation Committee from time to time and shall have an annual cash bonus target that is not less than the amount of the annual bonus earned by the

  Executive with respect to the last full completed period before the Effective Time (the "Minimum Bonus Amount"). The Executive's annual cash bonuses shall be based upon achievement of performance objectives jointly established by the Compensation Committee and the Executive. Without limiting the foregoing, the Executive shall receive annual cash bonuses (i) commensurate with his experience, status, performance and title and (ii) in any event, at a level that is not less than an amount that is required to be competitive with the annual cash bonuses paid in the marketplace to executives with similar experience, positions, performance and status.

      (c)  OTHER BENEFITS; PERQUISITES.  During the Term and thereafter: (1) the Executive shall be entitled to participate in all applicable fringe benefit and perquisite programs and savings and retirement plans (including non-qualified supplemental executive retirement plans), practices, policies and programs of the Company to the same extent as other senior executives of the Company and (2) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, practices, policies and programs including, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms, conditions, cost-sharing requirements and the like (other than severance pay, salary continuation, retention pay, change in control or similar plans), as other senior executives of the Company. The Executive shall be reimbursed for membership in Country Club of the South, and shall receive a car allowance of $750 per month.

      (d)  INITIAL OPTION GRANT.  As of the date on which the Effective Time occurs, the Compensation Committee shall grant to the Executive a ten-year nonqualified option (the "Option") to purchase 250,000 shares of the common stock of the Company ("Company Stock") pursuant to the NetBank Inc. 1996 Stock Incentive Plan. The Option shall have a per share exercise price equal to the closing price of the Company Stock on the New York Stock Exchange on the date on which the Effective Time occurs. Subject to the provisions hereof, the Option shall vest and become fully exercisable with respect to 20% of the shares subject thereto on the date of grant and with respect to an additional 20% of the shares subject thereto on each of the subsequent four anniversaries of the date of grant, provided the Executive remains employed by the Company on the applicable vesting date. Notwithstanding the foregoing, the Option will become fully vested and exercisable if, during the Term, there occurs a change in control of the Company (as defined in Annex B hereto), the Executive dies, becomes Disabled (as hereinafter defined), is terminated by the Company without Cause or the Executive voluntary resigns either for Good Reason (as hereinafter defined) or with the approval of the Board. In the event of a termination of the Executive's employment by the Company for Cause, any unexercised portion of the Option (whether or not otherwise exercisable) shall immediately terminate. In the event of a termination of the Executive's employment by the Executive without Good Reason which is not approved by the Board, (A) the unvested portion of the Option shall immediately terminate, and (B) the vested portion of the Option shall remain exercisable for 90 days following the Date of Termination (as hereinafter defined). In the event of a termination of the Executive's employment by the Company without Cause or by the Executive which is either (x) for Good Reason or (y) approved by the Board, the Option shall remain exercisable for the remainder of its ten year term. In the event of a termination of the Executive's employment on account of the Executive's death or Disability, the Option shall remain exercisable for one year following the Date of Termination. Notwithstanding anything herein to the contrary, in no event will the Option be exercisable following the tenth anniversary of the Effective Date. The Company shall, at its expense, cause the Company Stock subject to the Option to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and registered or qualified under applicable state law, to be freely resold. The Company shall thereafter use its best efforts to maintain the effectiveness of such registration and qualification for so long as the Executive holds the Option (or any portion thereof) or any of the Company Stock acquired pursuant thereto. The Option shall be governed by an option agreement, the terms of which shall be consistent with the provisions of this Section 3(d) and which is otherwise acceptable to the Executive and the Company.

      (e)  OTHER EQUITY AWARDS.  During the Term, the Executive shall receive additional equity awards (i) commensurate with his experience, status, performance and title and (ii) in any event, at a level that is not less than an amount that is required to be competitive with the equity awards made in the marketplace to executives with similar experience, positions, performance and status.

      (f)  EXPENSES.  To the extent not otherwise paid for by the Company or one of its subsidiaries, the Company will reimburse the Executive or cause the Executive to be reimbursed for reasonable expenses incurred in promoting the Company's and its subsidiaries' businesses, including expenses for travel and entertainment, such reimbursement to be made promptly upon presentation of appropriate receipts or other substantiation.

      (g)  VACATION.  On a non-cumulative basis the Executive shall be entitled to five (5) weeks of vacation in each year of this Agreement, during which his compensation shall be paid in full, such vacation to be taken at the time the Executive determines appropriate, taking into account the requirements of the Employer.

    4.  TERMINATION OF EMPLOYMENT.  (a)  DEATH OR DISABILITY.  The Executive's employment shall terminate automatically upon the Executive's death during the Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Term. "Disability" means that the Executive has been unable, for the period specified in the Company's disability plan for senior executives, but not less than a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

      (b)  TERMINATION BY THE COMPANY.  (i) The Company may terminate the Executive's employment during the Term for Cause or without Cause, in either case, only by affirmative vote of eight members of the eleven members of the Board (or, in the event that the number of members of the Board is increased or decreased, by an affirmative vote of two-thirds of the entire membership of the Board). "Cause" means (i) the conviction of the Executive for the commission of a felony, (ii) willful misconduct by the Executive (in either case that results in material and demonstrable damage to the business or reputation of the Company) or (iii) the removal of the Executive from his position as an officer or executive of the Company pursuant to a written order by any regulatory agency with authority or jurisdiction over the Executive. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

        (ii)  A termination of the Executive's employment for Cause shall be not be effective unless it is accomplished in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termination for Cause, that takes place not less than twenty nor more than thirty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of eight members of the eleven members of the Board (or, in the event that the number of members of the Board is increased or decreased, by an affirmative vote of two-thirds of the entire membership of the Board) stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

      (c)  GOOD REASON.  (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

          A.  the assignment to the Executive of any duties or responsibilities inconsistent in any material respect with those customarily associated with the positions to be held by the Executive during the applicable period pursuant to this Agreement, or any other action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

          B.  any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

          C.  any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (c) of Section 2 of this Agreement;

          D.  a change in control of the Company (as defined in Annex B hereto), provided that the Executive shall not be deemed to have Good Reason for purposes of this Agreement until the date which is six months following the occurrence of a change in control; or

          E.  any other material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive.

        (ii)  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Such notice must be given within 60 days of the date the Executive becomes aware of the occurrence of an event constituting Good Reason (or, in the case of an event of Good Reason described in Section 4(c)(i)(D), within 60 days of the six month anniversary of the change in control), following which time such event shall no longer constitute Good Reason if no such notice has been given. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

        (iii)  The failure to set forth any fact or circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the Executive from asserting such fact or circumstance in an attempt to enforce any right under or provision of this Agreemement.

        (iv)  A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

      (d)  DATE OF TERMINATION.  The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

    5.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.  (a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON. If, during the Term, the Company terminates the Executive's employment for any reason other than Cause, death or Disability, or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive, not later than the Date of Termination, (i) an amount equal to three times (a) the Annual Base Salary and (b) the greater of (A) the Minimum Bonus Amount and (B) the maximum annual incentive bonus opportunity for which the Executive is eligible with respect to the year in which the Date of Termination occurs and (ii) any unpaid amounts of the Executive's Annual Base Salary through the Date of Termination. All welfare benefits and perquisites provided to the Executive during the Term will, to the extent practicable, continue to be provided by the Company to the Executive for the greater of (1) one year following the date of such termination and (2) the unexpired portion of the Term (not giving effect to the termination of the Executive's employment). To the extent the Company determines that the continuation of benefits described in the preceding sentence is not practicable, the Company shall pay to the Executive an amount sufficient to permit the Executive to purchase benefits equivalent to those which would otherwise have been provided by the Company during the applicable period. All of the Executive's outstanding equity awards shall vest and become fully exercisable upon such termination and shall remain outstanding through their maximum remaining term. The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

      (b)  DEATH AND DISABILITY.  If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts: (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount equal to the product of (A) the maximum annual bonus that the Executive would have been eligible to earn for the period during which such termination occurs, and (B) a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; and (3) all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

      (c)  BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON.  If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason during the Term, the Company shall pay to the Executive in a lump sum in cash immediately prior to the Date of Termination, (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not been paid; and (2) all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

      (d)  (i) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 5(d)(ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on Payments and any federal, state and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of the Company's independent auditor (the "Auditor"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

        (ii)  The Gross-Up Payments provided for in Section 5(d)(i) hereof shall be made upon the earlier of (i) ten days following termination of the Executive's employment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

        (iii)  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax is less than the amount taken into account under Section 5(d)(i) hereof, the Executive shall repay to the

    Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

        (iv)  In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of the Auditor regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of the Auditor incurred in connection with this agreement shall be borne by the Company.

    6.  NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify (except to the extent that such participation would result in the duplication of benefits provided in this Agreement), nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

    7.  COMPANY'S OBLIGATION ABSOLUTE; NO MITIGATION.  The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

    8.  SOLICITATION; PUBLIC STATEMENTS.  The Executive acknowledges that he has had and will have extensive contacts with employees and customers of, and others having business dealings with, the Company. For the purposes of this Section and Section 9, the term "the Company" shall be deemed to include subsidiaries of the Company. Accordingly, the Executive covenants and agrees that during the Term and during the twelve month period immediately thereafter he will not (i) solicit any of the employees of the Company who were employed by the Company during the time when the Executive was employed by the Company to leave the Company, (ii) interfere with the relationship of the Company with any such employees or (iii) personally target or solicit to the detriment of the Company any customers or others having business dealings with the Company in the business activities and endeavors in which the Executive was involved. The Executive further covenants and agrees that during the term of his employment and during the twelve month period immediately thereafter he will not make public statements in derogation of the Company.

    9.  CONFIDENTIALITY.  The Executive acknowledges that he has had and will have access to certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, the Executive covenants that during the Term and for three years thereafter he will keep confidential all information and documents furnished to him by or on behalf of the Company and not use the same to his advantage, except (i) as required by law, (ii) to the extent such information or documents are or thereafter become lawfully obtainable from other sources or are in the public domain through no fault on his own part or (iii) as is consented to in writing by the Company. Upon termination of his employment, the Executive shall return to the Company all records, lists, files and documents which are in his possession and which relate to the Company.

    10.  REMEDIES.  The Executive agrees and acknowledges that a violation of the covenants contained in Sections 8 and 9 of this Agreement will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of a breach by the Executive of any such covenant. Therefore, the Executive further agrees that in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction issued by any court of competent jurisdiction restraining such violation or threatened violation by the Executive, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

    11.  EXECUTIVE'S COVENANTS.  The Executive hereby represents and warrants to the Company that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or by which he is bound and that he is not now subject to any covenant against competition or similar covenant that would affect the performance of his duties hereunder.

    12.  DISPUTE RESOLUTION; ATTORNEYS' FEES.  All disputes arising under or related to the employment of the Executive or the provisions of this agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Atlanta, Georgia, as the sole and exclusive remedy of either party and judgement on any arbitration award may be entered in any court of competent jurisdiction. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided, however, the Company shall not have any obligation to pay legal fees and expenses to the extent a claim by the Executive is determined to be frivolous, and the Executive shall refund such amounts to the Company, to the extent the Company has made payment to the Executive of such amounts.

    13.  SUCCESSORS.  (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      (c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

    14.  MISCELLANEOUS.  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (b)  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

      Mr. Douglas K. Freeman
      4934 Morven Road
      Jacksonville, Florida 32210

      If to the Company:

      NetBank, Inc.
      Royal Centre Three, Suite 100
      11475 Great Oaks Parkway
      Alpharetta, Georgia 30022
      Attn: Chief Financial Officer

  or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 14. Notices and communications shall be effective when actually received by the addressee.

      (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

      (d)  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign income or employment taxes that are required to be withheld by applicable laws or regulations.

      (e)  The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

      (f)  The Executive and the Company acknowledge that, as of the Effective Time, this Agreement supersedes (i) the Employment Agreement described on Annex A hereto between the Executive and RBMG and (ii) any other agreement between them concerning the subject matter hereof, including the Change of Control Agreement between the Executive and RBMG described on Annex A hereto.

      (g)  The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

      (h)  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ DOUGLAS K. FREEMAN Douglas K. Freeman
NETBANK, INC.
By:	/s/ T. STEPHEN JOHNSON Title: Chairman of the Board

Annex A

Position:	Chief Executive Officer of the Company
Duties and Responsibilities:
The Executive shall have such duties and responsibilities as are customarily assigned to the Chief Executive Officer of the Company, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company Without limiting the generality of the foregoing, during the Term the Executive shall act as (i) the senior officer of the Company, (ii) the primary spokesperson to shareholders and the investment community, (iii) the person primarily responsible for establishing policy and direction for the Company and (iv) the person to whom the senior executives of the Company report.
Reporting Relationship:	The Executive shall report only to the Board of Directors of the Company
Business Location:	Other than for periods spent traveling in connection with the performance of the Executive's duties hereunder, the Executive shall be based in the Atlanta, Georgia area.

Annex B

    "CHANGE IN CONTROL" means any one of the following events:

      (1)  the acquisition by any individual, entity or "group", within the meaning of Section 13(d) (3) or Section 14(d) (2) of the Securities Exchange Act of 1934, as amended, (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this paragraph (1) of this definition, the following shall not be deemed to result in a Change in Control, (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iii) any acquisition by merger, consolidation, share exchange, combination, reorganization, sale or transfer or like transaction that is NOT otherwise described in paragraph (2) or (4) below as long as no Person (other than an employee benefit plan or related trust sponsored or maintained by the Company, any corporation controlled by the Company or any company resulting from such business combination) obtains beneficial ownership of twenty-five percent (25%) or more of the then Outstanding Voting Securities;

      (2)  a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

      (3)  the sale or transfer (other than as security for the Company's obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction, a series of related transactions or a series of transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

      (4)  the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction, a series of related transactions or a series of transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction; or

      (5)  the dissolution or liquidation of the Company.

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